Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

Sedibelo Resources Limited
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value per share	457(o)	—	—	$100,000,000	0.0000927	$9,270.00	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$100,000,000		$9,270.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9,270.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares granted pursuant to the underwriters’ option to purchase additional shares.